UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 30, 2012

 _____________________

VOYAGER OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Montana	1-35097	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2718 Montana Ave., Suite 220
Billings, MT 59101

(Address of principal executive offices, including zip code)

(406) 245-4901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Martin J. Beskow as Executive Vice President and Related Employment Agreement

On March 30, 2012, the Board of Directors of Voyager Oil & Gas, Inc. (the “Company”) appointed Martin J. Beskow to the office of Executive Vice President of the Company. In connection with the appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Beskow on March 30, 2012 (the “Effective Date”).

Mr. Beskow, 41, joins the Company after serving as Vice President, Senior Equity Analyst at Northland Securities, operating as Northland Capital Markets, covering oil exploration and production companies, many with operations focused on the Williston Basin. Mr. Beskow brings 15 years of investment industry experience and earlier in his career obtained over 4 years experience at KPMG, a Big 4 public accounting firm. Mr. Beskow received the Chartered Financial Analyst charterholder designation in 2001 and received his Certified Public Accounting license (currently inactive) in 1994. Prior to joining Northland in 2010, he was the Vice President and Portfolio Manager from 2009 to 2010 at Blue Water Capital Advisors, a money management firm that managed a natural resource focused portfolio and broad based portfolios. From 2007 to 2009, Mr. Beskow was a Vice President at Interlachen Capital Group, a multi-strategy hedge fund.

The Employment Agreement is for a term of one year, unless sooner terminated pursuant to its terms, and provides for an annual base salary of $225,000 commencing on the Effective Date. The Employment Agreement further provides for Mr. Beskow to receive options to purchase 350,000 shares of the Company’s common stock under the Company’s 2011 Equity Incentive Plan. The exercise price of the stock options is the closing price of the Company’s common stock on the date of hire and the options will fully vest one year from the date of grant. Mr. Beskow is also eligible to receive bonuses as may be determined in the sole discretion of the Company’s Compensation Committee and Board of Directors. Mr. Beskow shall be reimbursed for ordinary and customary business expenses, including travel and other disbursements pre-approved by the Company. The Employment Agreement also provides that Mr. Beskow is entitled to participate in other Company benefits that are provided generally to all employees of the Company, such as retirement plans and health insurance.

In the event of specified termination events, the Employment Agreement provides that the Company shall pay Mr. Beskow his then current base salary for a twelve-month period at regular payroll intervals, and shall reimburse Mr. Beskow for the Company’s share of premiums for twelve months for Mr. Beskow’s COBRA continuation coverage in the Company’s group medical and dental plans. In the event of a “change in control” (as defined in the stock option award) of the Company, the stock options shall vest immediately.

Under the Employment Agreement, Mr. Beskow is obligated to maintain the confidentiality of certain confidential or proprietary information of the Company during the term of the Employment Agreement and for two years following the termination of Mr. Beskow’s employment with the Company. Mr. Beskow is also prohibited from engaging in certain competitive or solicitation activity during his employment with the Company and for a period of one year following the termination of Mr. Beskow’s employment with the Company.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Employment Agreement contained herein is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 7.01	Regulation FD Disclosure.

On April 5, 2012, the Company issued a press release announcing Mr. Beskow’s appointment and the Company’s upcoming conference presentation. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement dated March 30, 2012 by and between Martin J. Beskow and Voyager Oil & Gas, Inc.

	99.1	Press Release, dated April 5, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER OIL & GAS, INC.

Date: April 5, 2012	By:	/s/ Mitchell R. Thompson
Mitchell R. Thompson
Chief Financial Officer